Exhibit 99.1

RELEASE:   TUESDAY, November 22, 2005 - IMMEDIATELY

FROM:	CONTACT:

KENILWORTH SYSTEMS CORPORATION	Herbert Lindo,
185 Willis Avenue, Suite # 4	Chairman and CEO
Mineola, NY 11501	(516) 741-1352
Tel: (516) 741-1352	www.Roulabette.com
Fax: (516) 741-7194
E-mail: Roulabette@aol.com

FOR IMMEDIATE RELEASE

Kenilworth Systems Corporation announces Registration of Gino Scotto, CEO and Director and Andrew Hirko, Senior Vice President Mineola, N.Y. November 22, 2005 – Kenilworth Systems Corporation (OTC Pink Sheets: KENS) in an 8-K filing today reported that Gino Scotto, Kenilworth’s CEO and a Director and Andrew Hirko, the Senior Vice President have resigned effective immediately.

Herbert Lindo, Chairman stated “he wished both men well and he will assume the additional position of CEO.”

Kenilworth further announced that it belatedly filed, on November 21, 2005, the FORM 10-Q for the quarterly period ended September 30, 2005 after having filed and extension on November 14, 2005 for the report.

The Company sustained a loss of $3,267,912 for the nine (9) month period ended September 30, 2005 which included a non operating loss of $1,250,000. The Company expects these losses will continue until its “Roulabette™ System” becomes acceptable to the worldwide Casino and Lottery Industry.

Roulabette™ is the brand name, coined by the Company, for a method and system for placing wagers on live, in-progress casino table games broadcast to digital satellite and digital cable subscribers, such as Roulette, Dice, Baccarat and more, at sites remote from the actual casino table at which the game is taking place.

The Roulabette™ casino is next door, doesn’t have the costly bricks and mortar, and can be managed to prevent the underaged from participating and shut out the compulsive gamblers using state lotteries to manage the cash handlings.

This press release my be deemed to contain certain forward-looking statements with respect to business, financial conditions, results of operations of Kenilworth and its subsidiaries which involves risks and uncertainties including, but not limited to: obtain necessary capital for proposed projects, the ability to obtain experienced management to further the business plans of Kenilworth, the ability to obtain necessary regulatory approvals from various regulatory approvals from various regulatory bodies, approval by State Legislatures, economic conditions and other risks described on Form 10-K, 2004.

Contact: Herbert Lindo, Chairman and CEO, Kenilworth Systems Corp. (516) 741-1352, Roulabette@aol.com.